Ceribell Reports Second Quarter 2025 Financial Results

SUNNYVALE, Calif., August 5, 2025 – CeriBell, Inc. (Nasdaq: CBLL) (“Ceribell”), a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions, today reported financial results for the quarter ended June 30, 2025.

Second Quarter 2025 & Recent Highlights

•
Reported total revenue of $21.2 million in the second quarter of 2025, a 38% increase compared to the same period in 2024
•
Achieved gross margin of 88% in the second quarter of 2025
•
Ended the quarter with 584 total active accounts

“We are pleased with our second quarter results, which reflect our successful commercial execution as we accelerate adoption of the Ceribell System across new and existing accounts,” said co-founder and CEO Jane Chao, Ph.D. “As we look to the second half of 2025, we believe we are well-positioned to drive continued growth and propel key strategies to reach more patients, advance our pipeline, and reinforce our category leadership while establishing EEG as a new vital sign.”

Second Quarter 2025 Financial Results

Total revenue in the second quarter of 2025 was $21.2 million, a 38% increase from $15.3 million in the second quarter of 2024. The increase was primarily driven by continued commercial traction within our core market, resulting from adoption by new accounts and continued expansion within the company’s active account base. Product revenue for the second quarter of 2025 was $15.9 million, representing an increase of 38% from $11.6 million in the second quarter of 2024. Subscription revenue for the second quarter of 2025 was $5.3 million, representing an increase of 41% from $3.7 million in the second quarter of 2024.

Gross profit in the second quarter of 2025 was $18.7 million, compared to $13.2 million for the second quarter of 2024. Gross margin for the second quarter of 2025 was 88%, compared to 86% for the same period in 2024.

Operating expenses in the second quarter of 2025 were $33.6 million, compared to $21.6 million for the second quarter of 2024, representing an increase of 56%. The increase in operating expenses was primarily attributable to investments in the company’s commercial organization, increased headcount to support the growth of the business, legal expenses, and expenses related to operating as a public company.

Net loss in the second quarter of 2025 was $13.6 million, or $0.38 net loss per share, compared to a net loss of $8.9 million, or $1.61 net loss per share, for the same period in 2024.

Cash, cash equivalents, and marketable securities totaled $177.4 million as of June 30, 2025.

2025 Financial Outlook

Ceribell is raising its revenue guidance for the full year 2025 to a range of $85 million to $88 million, representing growth of approximately 30% to 34% over the company’s prior year revenue.

Webcast and Conference Call Details

Ceribell will host a conference call today, August 5, 2025, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its second quarter 2025 financial results. Investors interested in listening to the conference call may do so by dialing (800) 715-9871 for domestic callers or (646) 307-1963 for international callers and providing access code 7468193. A live and archived webcast of the event will be available on the “Investor Relations” section of the Ceribell website at https://investors.ceribell.com/.

Forward-Looking Statements

Except where otherwise noted, the information contained in this earnings release and the related attachments is as of August 5, 2025. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments. This earnings release and the related attachments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, among other topics, the anticipated rate and impact of tariffs on our estimated gross margins; our finished goods headband product inventory and the duration of supply of finished goods; revenue associated with subscription products; our anticipated operating and financial performance, including financial guidance and projections; business plans, strategy, goals and prospects; expectations for our products; and other statements that are not statements of historical fact. Given their forward-looking nature, these statements involve substantial risks, uncertainties and potentially inaccurate assumptions, and we cannot ensure that any potential outcome expressed in these forward-looking statements will be realized in whole or in part. You can identify these statements by the fact that they refer to future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential,” “hope” and other words of similar meaning. Ceribell’s financial guidance is based on estimates and assumptions that are subject to significant uncertainties. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following: risks related to our limited operating history and history of net losses; our ability to successfully achieve substantial market acceptance and adoption of our products; competitive pressures; our ability to adapt our manufacturing and production capacities to evolving patterns of demand, governmental actions and customer trends; the manufacturing of a substantial number of our product components and their assembly in China; product defects or complaints and related liability; the complexity, timing, expense, and outcomes of clinical studies; our ability to obtain and maintain adequate coverage and reimbursement levels for our products; our ability to comply with changing laws and regulatory requirements and resulting costs; our dependence on a limited number of suppliers; and other risks and uncertainties, including those described under the heading “Risk Factors” in our Registration Statement on Form S-1, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other reports filed with the U.S. Securities and Exchange Commission (“SEC”). These filings, when made, are available on the Investor Relations section of our website at https://investors.ceribell.com/ and on the SEC’s website at https://sec.gov/.

About CeriBell, Inc.

Ceribell is a medical technology company focused on transforming the diagnosis and management of patients with serious neurological conditions. Ceribell has developed the Ceribell System, a novel, point-of-care electroencephalography (“EEG”) platform specifically designed to address the unmet needs of patients in the acute care setting. By combining proprietary, highly portable, and rapidly deployable hardware with sophisticated artificial intelligence (“AI”)-powered algorithms, the Ceribell System enables rapid diagnosis and continuous monitoring of patients with neurological conditions. The Ceribell System is FDA-cleared for detecting suspected seizure activity and currently utilized in intensive care units and emergency rooms across the U.S. Ceribell is headquartered in Sunnyvale, California. For more information, please visit www.ceribell.com or follow the company on LinkedIn.

Investor Contacts

Brian Johnston or Laine Morgan

Gilmartin Group

Investors@ceribell.com

Media Contact

Corrie Rose

Press@ceribell.com

Ceribell, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenue
Product revenue	$15,923	$11,576	$31,531	$22,611
Subscription revenue	5,276	3,739	10,159	7,104
Total revenue	21,199	15,315	41,690	29,715
Cost of revenue
Product cost of goods sold	2,351	2,033	4,711	3,977
Subscription cost of revenue	166	123	290	237
Total cost of revenue	2,517	2,156	5,001	4,214
Gross profit	18,682	13,159	36,689	25,501
Operating expenses
Research and development	4,852	3,270	9,098	6,254
Sales and marketing	17,422	10,712	35,455	21,288
General and administrative	11,360	7,612	21,295	14,847
Total operating expenses	33,634	21,594	65,848	42,389
Loss from operations	(14,952)	(8,435)	(29,159)	(16,888)
Interest expense	(477)	(528)	(948)	(963)
Change in fair value of warrant liability	—	(242)	—	(244)
Other income, net	1,786	264	3,687	633
Loss, before provision for income taxes	(13,643)	(8,941)	(26,420)	(17,462)
Provision for income tax expense	—	—	—	—
Net loss	$(13,643)	$(8,941)	$(26,420)	$(17,462)
Net loss per share attributable to common stockholders:
Basic and diluted	(0.38)	(1.61)	(0.73)	(3.17)
Weighted-average shares used in computing net loss per share attributable to common stockholders:
Basic and diluted	36,293,559	5,559,718	36,088,433	5,506,597
Other comprehensive loss
Unrealized gain on marketable securities	$11	$—	$5	$—
Comprehensive loss	$(13,632)	$(8,941)	$(26,415)	$(17,462)

Ceribell, Inc.

Condensed Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$40,141	$194,370
Marketable securities	137,287	—
Accounts receivable, net	12,312	10,878
Inventory	6,000	6,937
Contract costs, current	2,024	1,837
Prepaid expenses and other current assets	2,022	3,250
Total current assets	199,786	217,272
Property and equipment, net	2,105	2,313
Operating lease right-of-use assets	1,652	2,132
Contract costs, long-term	1,671	1,507
Other non-current assets	2,475	2,188
Total assets	$207,689	$225,412
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,441	$1,143
Accrued liabilities	10,426	10,052
Contract liabilities, current	216	97
Operating lease liability, current	1,146	1,088
Other current liabilities	785	609
Total current liabilities	15,014	12,989
Long-term liabilities
Notes payable, long-term	19,681	19,558
Contract liabilities, long-term	7	30
Other liabilities, long-term	106	356
Operating lease liability, long-term	726	1,314
Total long-term liabilities	20,520	21,258
Total liabilities	$35,534	$34,247
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.001 par value;
Authorized shares: 10,000,000 as of both June 30, 2025 and December 31, 2024
Issued and outstanding shares: none as of both June 30, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value;
Authorized shares: 500,000,000 as of both June 30, 2025 and December 31, 2024
Issued and outstanding shares: 36,599,663 and 35,850,606 as of June 30, 2025 and December 31, 2024, respectively	37	36
Additional paid-in capital	365,477	358,073
Accumulated other comprehensive loss	5	—
Accumulated deficit	(193,364)	(166,944)
Total stockholders’ equity	172,155	191,165
Total liabilities and stockholders’ equity	$207,689	$225,412